UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8

                     REGISTRATION STATEMENT
                             Under
                   The Securities Act of 1933

                    WESTERN RESOURCES, INC.
     (Exact name of registrant as specified in its charter)

                        Kansas                     48-0290150
             (State or other jurisdiction of  (I.R.S. Employer
             incorporation or organization)    Identification No.)

     818 Kansas Avenue, Topeka, Kansas               66612
     (Address of principal executive offices)          (Zip Code)

   WESTAR SECURITY SERVICES, INC. 401(K) PROFIT SHARING PLAN
                    (Full title of the plan)

     Richard D. Terrill                 S. L. Kitchen
     Corporate Secretary and                 Executive Vice President,
     Associate General Counsel               and Chief Financial Officer
     818 Kansas Avenue                       818 Kansas Avenue
     Topeka, Kansas 66612                    Topeka, Kansas 66612
     (913) 575-6322                     (913) 575-6369
     ------------------------------------------------------------------------
(Names, addresses and telephone numbers, including area code, of agents for service)

                CALCULATION OF REGISTRATION FEE

                                              Proposed
                                Proposed      Maximum
Title of           Amounts      Maximum       Aggregate   Amount of
Securities          to be     Offering Price  Offering   Registration
to be Registered  Registered  Per Share (2)   Price (2)      Fee

Participations
in the Plan           (1)

Common Stock,
$5.00 Par Value      5000        $29.38       $146,900     $100.00

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Estimated solely for purpose of calculating the registration fee based upon the average of the high and low prices for the issuer's common stock reported on the New York Stock Exchange Composite Transactions on June 25, 1996 of $29.38 per share.


                            PART II
                  INFORMATION REQUIRED IN THE
                     REGISTRATION STATEMENT

Item 3.  Incorporation of  Documents by Reference.

     Western Resources, Inc. (the "Company") and the Westar Security Services, Inc. 401(k) Profit Sharing Plan ("Plan") hereby incorporate by reference the following documents previously filed with the Securities and Exchange Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (b) The Company's Quarterly Report filed on Form 10-Q for the period ending March 31, 1996;

     (c) The Company's Current Reports on Form 8-K dated April 14, 1996, April 22, 1996, April 25, 1996, April 26, 1996, April 29, 1996, May 3, 1996,
May 6, 1996, May 10, 1996, May 24, 1996, and June 17, 1996;

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed May 5, 1949, as updated by the description contained in Item 7 of the Company's Form 10-Q filed for the quarter ended March 31, 1979;

     (e) The Plan's Report on Form 11-K for the period February 1, 1996 through March 31, 1996.

     (f) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report referenced in (a) above.

All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to have been incorporated herein by reference, and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Article XVIII of the Company's Restated Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Code.

     Section 17-6305 of the Kansas General Corporation Code (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, the Company has entered into indemnification agreements with its directors, which provide for indemnification which is broader than that available under Article XVIII and the Indemnification Statute.

Item 7.  Exemption From Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith, or incorporated herein by reference:

     EXHIBIT NO.         EXHIBIT

          23        Consent of Arthur Andersen LLP, filed herewith.

     The registrant has submitted the Plan and will submit any amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS to maintain the Plan's qualification.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas on the 26th day of June, 1996.

                                   WESTERN RESOURCES, INC.
                                   (Registrant)

                                   By:/s/ JOHN E. HAYES, JR.
                                       John E. Hayes, Jr.
                                       Chairman of the Board and
                                       Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                      Title                              Date

/s/ JOHN E. HAYES, JR.
    John E. Hayes, Jr.  Chairman of the Board and Chief Executive
                        Officer (Principal Executive Officer)   June 26, 1996

/s/ STEVEN L. KITCHEN
    Steven L. Kitchen   Executive Vice President and Chief
                        Financial Officer (Principal Financial and
                        Accounting Officer)                     June 26, 1996

/s/ FRANK J. BECKER
    Frank J. Becker          Director                           June 26, 1996

/s/ GENE A. BUDIG
    Gene A. Budig            Director                           June 26, 1996

/s/ C.Q. CHANDLER
    C.Q. Chandler            Director                           June 26, 1996

/s/ THOMAS R. CLEVENGER
    Thomas R. Clevenger      Director                           June 26, 1996

/s/ JOHN C. DICUS
    John C. Dicus            Director                           June 26, 1996

/s/ DAVID H. HUGHES
    David H. Hughes          Director                           June 26, 1996

/s/ RUSSELL W. MEYER, JR.
    Russell W. Meyer, Jr.    Director                           June 26, 1996

/s/ JOHN H. ROBINSON
    John H. Robinson         Director                           June 26, 1996

/s/ LOUIS W. SMITH
    Louis W. Smith           Director                           June 26, 1996

/s/ SUSAN M. STANTON
    Susan M. Stanton         Director                           June 26, 1996

/s/ KENNETH J. WAGNON
    Kenneth J. Wagnon        Director                           June 26, 1996

/s/ DAVID C. WITTIG
    David C. Wittig          Director                           June 26, 1996



      The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrative committee of the Plan has duly caused this registration statement to be signed on the Plan's behalf by the undersigned thereunto duly authorized, in the city of Topeka, and State of Kansas, on the 26th day of June, 1996.

                                   WESTAR SECURITY SERVICES, INC.
                                   401(k) PROFIT SHARING PLAN



                                   By /s/ IRA W. MCKEE, JR.
                                   Ira W. McKee, Jr.
                                   Member of the Administrative
                                   Committee


                          EXHIBIT LIST


     EXHIBIT NO.         EXHIBIT

        23               Consent of Arthur Andersen LLP, filed herewith.